Exhibit 5.1

Office: +852 2801 6066

Mobile: +852 9718 8740

Email: rthorp@tta.lawyer

Garden Stage Limited

PO Box 472

Harbour Place, 2nd Floor,

103 South Church Street,

George Town

Grand Cayman KY1-1106

Cayman Islands

29 July 2025

Dear Sirs

Garden Stage Limited

We have acted as Cayman Islands legal advisers to Garden Stage Limited (the “Company”) in connection with the Company’s prospectus supplement to a registration statement on Form F-3 including all amendments or supplements thereto (the “Prospectus Supplement”), relating to the offering of up to 35,553,820 Ordinary Shares of par value US$0.0001 each (the “Shares”) and 2,862,525 pre-funded warrants in lieu thereof (the “Warrants” and together with the Shares, the “Securities”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

This opinion is given in accordance with the terms of the Legal Matters section of the Prospectus Supplement.

We are furnishing this opinion letter as Exhibit 5.1 to the Prospectus Supplement.

1	Documents Reviewed

For the purposes of this opinion we have reviewed originals, copies, drafts or conformed copies of the documents listed in Schedule 1 to this opinion, being all of the documents necessary to form our opinion. Defined terms shall have the meanings set out in Schedule 1 or in the Prospectus Supplement.

2	Assumptions

The following opinions are given only as to and based on circumstances and matters of fact existing at the date hereof and as to the laws of the Cayman Islands as the same are in force at the date hereof. In giving this opinion, we have relied upon the completeness and accuracy (and assumed the continuing completeness and accuracy as at the date hereof) of the Certificate of Good Standing, as to matters of fact, without further verification and have assumed that copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

We also assume that all necessary corporate action will be taken to authorise and approve any allotment and issuance of the Securities, the terms of the offering thereof and related matters, and that the agreements for Securities, the applicable definitive purchase, underwriting or other similar agreement(s), and any applicable supplements to the prospectus contained in the Prospectus Supplement (the “Prospectus”) (each, a “Prospectus Supplement”), will be duly approved, executed and delivered by or on behalf of the Company and all other parties thereto, no invitation has been or will be made by or on behalf of the Company to the public in Cayman Islands to subscribe for any of the Ordinary Shares, and there is nothing under any law (other than the laws of Cayman Islands) would or might affect the opinions set out below.

3	Opinions

Based upon, and subject to, the foregoing assumptions, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	the Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands;

3.2	based solely on our review of the M&A, the authorized share capital of the Company is US$50,000 divided into 500,000,000 shares of a par value of US$0.0001 each; and

3.3	the Shares and the Warrants to be offered and issued by the Company as contemplated by the Prospectus Supplement have been duly authorised for issue, and when issued by the Company against payment in full of the consideration therefor, in accordance with the terms set out in the Prospectus Supplement, the M&A and when duly registered in the Company’s Register of Members (shareholders), the Shares will be validly issued, fully paid and non-assessable(which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such Shares).

We hereby consent to the filing of this opinion as an exhibit to the Prospectus Supplement and to the reference to our firm under the heading “Legal Matters” and elsewhere in the prospectus included in the Prospectus Supplement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

TRAVERS THORP ALBERGA

SCHEDULE 1

List of Documents Reviewed

1	the Certificate of Incorporation dated 1 August 2022;

2	the register of members of the Company;

3	the register of directors of the Company;

4	the Amended and Restated Memorandum and Articles of Association of the Company as adopted by a special resolution passed on 21 November 2022 (the “M&A”);

5	the written resolutions of the board of directors of the Company dated 27 September 2022, 21 November 2022, 30 June 2023, 24 November 2023, 27 November 2023 and 25 July 2025 respectively (the “Board Resolutions”);

6	the written resolutions of the sole shareholder of the Company dated 21 November 2022 (the “Sole shareholder’s Resolutions”, together with the Board Resolutions are referred to as the “Resolutions”);

7	the certificate of good standing of the Company (the “Certificate of Good Standing”);

8	the Registration Statement dated 10 March 2025; and

9	the Prospectus Supplement.